Exhibit 99.1

Gulf Island Fabrication, Inc. to Present at the Johnson Rice & Company Energy Conference

HOUMA, La.--(BUSINESS WIRE)--September 30, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), a leading fabricator of offshore drilling and production platforms, today announced that Kerry J. Chauvin, Chief Executive Officer, Kirk J. Meche, President and Chief Operating Officer, and Robin A. Seibert, Chief Financial Officer, will present at the Johnson Rice & Company Energy Conference. The event will be held October 5 through October 7, 2010, at the Ritz Carlton Hotel located at 921 Canal Street in New Orleans.

Gulf Island’s presentation will be webcast live on Tuesday, October 5, 2010 at 2:45 P.M. Central Time. The webcast will be provided through Wall Street Webcasting and can be viewed by accessing the “News” section of the Gulf Island Fabrication, Inc. website (www.gulfisland.com) or through the following link http://www.wsw.com/webcast/jr11/gifi/. The webcast will be archived for a period of 90 days following the presentation.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs, FPSOs, MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, brown water towboats, other marine vessels, lift boats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, dry dock and marine repair services, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100